Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 15, 2021, but effective as of July 29, 2021 (the “Effective Date”), by and between David H. Ferdman (“Employee”) and CyrusOne Management Services LLC, a Delaware Limited Liability Company (“Employer”).

WHEREAS, Employer and Employee wish to memorialize the terms pursuant to which Employee has served, and shall continue to serve, as Interim Chief Executive Officer of CyrusOne Inc. (“CyrusOne”) with effect from the Effective Date;

WHEREAS, it is the intent of Employer and Employee that if Employee becomes the permanent Chief Executive Officer of CyrusOne, Employer and Employee shall work in good faith to enter into a new employment agreement to memorialize the terms of such employment; and

NOW, THEREFORE, in consideration of the above and the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1.          Employment.  By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date.

2.         Term of Agreement.  The term of this Agreement shall be the period commencing on the Effective Date and ending on the earliest to occur of (a) the date on which a permanent successor Chief Executive Officer of CyrusOne is appointed and assumes such position, (b) January 29, 2022 (the “Interim Period End Date”) and (c) the date on which Employee’s employment otherwise terminates in accordance with Section 9 (the “Term”).  Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive Employee’s termination of employment hereunder to the extent necessary to enable the parties to enforce their respective rights hereunder.

3.           Duties.

(a)          Title/Reporting.  Employee shall serve, during the Term, as President & Chief Executive Officer of CyrusOne.  Employee shall report to the Board of Directors of CyrusOne (the “Board”).

(b)         Affiliates.  Employee shall furnish such managerial, executive, financial, technical and other skills, advice, and assistance in operating the CyrusOne Group as may be reasonably requested of Employee.  As of the Effective Date, the “CyrusOne Group” means the Employer, CyrusOne LP, CyrusOne, and their respective subsidiaries.

(c)          Duties and Responsibilities; Efforts.  During the Term, Employee shall perform such duties, consistent with the provisions of Section 3(a), as are reasonably assigned to Employee, including, without limitation, service as an officer for other entities in the CyrusOne Group, and shall have authority commensurate with his titled position as delegated to him by the Board and as may be changed from time to time.  In addition, if the Term is terminated under Section 9(d), following the end of the Term and through the Interim Period End Date, Employee shall provide such transition services as are reasonably requested by the Board or the Chief Executive Officer of CyrusOne in order to support a smooth transition of Employee’s duties hereunder during the Term (the “Transition Services”). Employee shall devote a sufficient portion of Employee’s time, attention, and energies to the business of the CyrusOne Group as is necessary to carry out his duties pursuant to the foregoing.  Throughout the Term (and through the Interim Period End Date if applicable), Employee may continue to serve as a director of Circuit of the Americas and Filmwerks, Inc. and as a director and Chief Executive Officer of Cybraics, Inc.; provided that any such service, individually or in the aggregate, does not present a conflict of interest with, or materially interfere with the performance of, his duties for Employer.

(d)          Location.  Employee shall work at a location determined in his reasonable discretion, but will travel to Employer’s Dallas, Texas headquarters office when necessary to adequately perform Employee’s duties.  Employee shall also travel to other locations as is necessary, or as reasonably requested by Employer, to perform Employee’s duties.  During the Term, the CyrusOne Group shall reimburse all reasonable private jet and other travel expenses incurred in connection with performing Employee’s duties, including related to traveling to Employer’s Dallas, Texas headquarters office by private jet, provided (x) such expenses are submitted in accordance with the applicable policies of the CyrusOne Group and (y) any reimbursement for private jet travel expenses shall be limited to the cost that Employee would have incurred in purchasing a refundable first class commercial airline ticket for the same route on the same day.

4.          Compensation.

(a)          Base Salary.  Employee shall receive an annual base salary (the “Base Salary”) of eight hundred and fifty thousand dollars ($850,000) per year, payable in accordance with Employer’s regular payroll practices as then in effect, for each year during the Term, subject to proration for any partial year, including for 2021 based on the Effective Date.

 (b)         Bonus.  In addition to the Base Salary, during the Term, Employee shall be eligible to receive a bonus (the “Bonus”).  Employee’s target opportunity level for the Bonus shall be equal to one million dollars ($1,000,000) and his maximum Bonus opportunity shall be equal to two million dollars ($2,000,000).  The actual Bonus earned by Employee shall be based on (i) the achievement of the CyrusOne financial performance objectives previously approved by the compensation committee (the “Compensation Committee”) for executive officers of the CyrusOne Group for calendar year 2021 bonuses and (ii) Employee successfully supporting the search process for, and the transition to, a permanent Chief Executive Officer of CyrusOne, each as determined by the Compensation Committee, with the allocation between financial and individual performance goals being the same as approved by the Compensation Committee for other executive officers of the CyrusOne Group.  The Bonus shall be paid no later than March 15, 2022 and, except as set forth in this Agreement, shall be subject to Employee’s continued employment through January 29, 2022.

(c)          Long-Term Incentive Award.  Within 10 days following the entry of Employee and Employer into this agreement, Employee will be granted a restricted stock award with respect to 33,459 shares of CyrusOne common stock, which is determined by dividing two million and four hundred thousand dollars ($2,400,000) by $71.73 and rounded up to the nearest whole share, (the “Sign-On Award”) that will vest 5/6 on December 29, 2021 and 1/6 on January 29, 2022, in each case, subject to Employee’s continued employment through the applicable date, or earlier as provided in Section 9.  The Sign-On Award will be subject to the terms and conditions of the applicable award agreement and the 2012 Long Term Incentive Plan, as amended from time to time, or other applicable plan (as applicable to the Sign-On Award or other future equity grants, the “Equity Plan”), except as otherwise provided in this Agreement.  If the Term continues for longer than six (6) months, Employer shall consider in good faith whether any additional equity grants would be appropriate or necessary to adequately compensate Employee.

(d)          Board Compensation.  Employee acknowledges and agrees that, during the Term, he shall not receive any additional compensation, including any cash retainers or equity grants, in respect of his service on the Board; provided that, any equity awards granted in respect of such service prior to the Effective Date shall continue to vest in accordance with their terms.  Immediately following the termination of the Term for any reason, Employee’s Board compensation (including both cash and equity components) shall be reinstated in accordance with CyrusOne’s non-employee director compensation policies.

(e)          Legal Fees.  Subject to Employee providing reasonable documentation, Employer shall pay, or reimburse, Employee’s reasonable legal fees incurred in connection with the negotiation and entry into this Agreement and the award agreement with respect to the Sign-On Award and any related securities and tax filings, with the aggregate amount of such reimbursements not to exceed $10,000.

(f)          Employer and Employee both acknowledge and agree that this Agreement and the foregoing compensation, including the Sign-On Award, is not being provided as a result of, in connection with, and is not contingent on, a pending or contemplated transaction to which Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) would apply, and that this Agreement and the foregoing compensation were the result of arm’s length negotiations with the intent of, among other things, providing Employee with appropriate compensation for the services to be provided pursuant to Section 3.

5.           Business Expenses.  All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to the CyrusOne Group shall be reimbursable in accordance with Employer’s then current travel and expense policies.

6.           Confidentiality and Return of Company Property.  Employee hereby acknowledges and agrees that he has an obligation to maintain the confidentiality of all confidential, proprietary or trade secret information of the CyrusOne Group, during and following the termination of the Term, and to only use such information for the benefit of the CyrusOne Group.  Upon the termination of the Term for any reason, Employee agrees to return any and all property of the CyrusOne Group and delete any confidential, proprietary or trade secret information of the CyrusOne Group from any of Employee’s personal devices (other than any such information that is related to Employee’s continued service to the CyrusOne Group, including as a member of the Board, following the termination of the Term).

7.          Benefits.

(a)          While Employee remains in the employ of Employer, Employee shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of CyrusOne, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.

(b)          Notwithstanding anything contained herein to the contrary, the Base Salary and any Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee under any disability plans made available to Employee by the CyrusOne Group (the “Disability Plans”) in accordance with the terms of such Disability Plans.

8.          Remedies.

(a)           The parties hereto agree to submit to final and binding arbitration any dispute, claim or controversy, relating to Employee’s employment with or termination from the CyrusOne Group, whether for breach of this Agreement or violation of any of Employee’s statutory or common law rights (herein, a “claim”).  The parties further agree that the arbitrability of any dispute between them, including whether or to what extent the provisions of this Section 8 are unconscionable or otherwise unenforceable, is a decision that will be submitted exclusively to the arbitrator, and will not be decided by any Federal or state court.

(b)           This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”).  If the FAA is held not to apply for any reason, then the laws of the State of Texas concerning the enforceability of arbitration agreements and awards (without regard to its conflicts of laws principles) shall govern this agreement to arbitrate and the arbitration award.

(c)            All of a party’s claims must be presented at a single arbitration hearing.  Any claim not raised at the arbitration hearing is waived and released.  The arbitration hearing shall take place in Dallas, Texas.

(d)          The arbitration process shall be governed by the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement.  In the event that any provisions of this Section 8 are determined by AAA to be unenforceable or impermissibly contrary to AAA rules, then this Section 8 shall be modified as necessary to comply with AAA requirements.

(e)           Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee, which Employer has agreed to split on an equal basis.

(f)         The arbitrator shall be selected from a panel of arbitrators chosen by AAA, all of whom shall be currently licensed to practice law in Texas.  After the filing of a Request for Arbitration, AAA shall send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel.  Each party shall have ten (10) days from the transmittal date in which to strike up to two (2) names, number the remaining names in order of preference, and return the list to AAA.

(g)          Any pre-hearing disputes shall be presented to the arbitrator for expeditious, final, and binding resolution.

(h)          The award of the arbitrator shall be in writing and shall set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(i)           The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated, and punitive damages and reasonable attorney’s fees, and shall not include reinstatement or promotion.  If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award reasonable front pay.  The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position, but each party shall bear any cost for its witnesses and proof.

(j)           Nothing herein shall prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency, and employment more than fifty (50) miles from the hearing site, conflicting travel plans or other comparable reason.

(k)          Employer and Employee consent that judgment upon the arbitration award may be entered in any Federal or state court that has jurisdiction.

(l)           Except for claims excluded from arbitration under Section 8(a), neither party shall commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(m)        All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and shall not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by the CyrusOne Group pursuant to applicable law, rule, or regulation to which the CyrusOne Group is subject, including requirements of the Securities and Exchange Commission (the “SEC”) and any stock exchanges on which CyrusOne’s securities are listed.

9.          Termination.

(a)          Termination for Terminating Disability.

 (i)          Employer or Employee may terminate the Term upon Employee’s failure or inability to perform the services required hereunder, because of any physical or mental infirmity for which Employee receives disability benefits under any Disability Plans, over a period of one hundred twenty (120) consecutive working days during any twelve (12) consecutive month period, or if longer, a period equal to the elimination period under any Disability Plan applicable to Employee (a “Terminating Disability”).

 (ii)          If Employer or Employee elects to terminate the Term in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other party.

(iii)          Upon termination of the Term on account of a Terminating Disability, Employer shall pay Employee (1) the Accrued Obligations (all subject to offset for any amounts received pursuant to the Disability Plans, in accordance with the terms of such Disability Plans) and (2) an amount equal to the Bonus that Employee otherwise would have earned under Section 4(b) had no such termination of employment occurred, based on actual achievement of the applicable performance goals, as determined by the Compensation Committee, and prorated for the number of days Employee was employed by Employer during the year of termination compared to the number of days in the period beginning on the Effective Date and ending on the Interim Period End Date, payable in accordance with the timing set forth in Section 4(b) (the “Pro-Rata Bonus”).  In addition, upon termination of the Term on account of a Terminating Disability, a prorated portion of the Sign-On Award shall vest based on the number of days Employee was employed by Employer during the Term compared to the number of days in the period beginning on the Effective Date and ending on the Interim Period End Date (less any portion that has previously vested) and any other outstanding equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.

(iv)          If the parties elect not to terminate the Term upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than the period of time necessary to constitute a Terminating Disability, the provisions of this Agreement shall remain in full force and effect.

(b)          Termination on Account of Death of Employee.  The Term terminates immediately and automatically on the death of Employee; provided, however, that Employer shall pay Employee’s estate (1) the Accrued Obligations and (2) the Pro-Rata Bonus.  Upon termination of the Term and Employee’s employment on account of the death of Employee, a prorated portion of the Sign-On Award shall vest based on the number of days Employee was employed by Employer during the Term compared to the number of days in the period beginning on the Effective Date and ending on the Interim Period End Date (less any portion that has previously vested) and any other outstanding equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.

(c)          Termination by Employer for Cause.  Employer may terminate the Term immediately, upon written notice to Employee, for Cause.  For purposes of this Agreement, Employer shall have “Cause” to terminate the Term only if the Board determines that, on or after the Effective Date with respect to events that occur on or after the Effective Date, there has been (i) fraud, misappropriation, embezzlement, or misconduct constituting serious criminal activity on the part of Employee or (ii) willful and material violations of material policies of the CyrusOne Group by the Employee in connection with his employment that results, or is reasonably likely to result, in material financial or reputational damage to the CyrusOne Group; provided, however, that, to the extent such violation under the foregoing clause (ii) is curable, Employer has given Employee written notice setting forth in reasonable specificity the event(s) or circumstance(s) that it believes constitutes Cause and Employee has failed to cure such event(s) or circumstance(s) within fifteen (15) days after having received such written notice from Employer.  Upon termination for Cause, Employer shall pay Employee only the Accrued Obligations and the Sign-On Award shall be forfeited.  Upon a termination for Cause, Employee shall immediately deliver to the Board his resignation as a member of the Board.

(d)          Termination of Term, Termination by Employer Other than for Cause, Death, or Disability, Termination by Employee for Good Reason.  Employer may terminate the Term immediately upon written notice to Employee for any reason.  In the event (x) the Term terminates in accordance with Section 2, in which case, for the avoidance of doubt, Employee’s employment shall automatically terminate (except in the case Employee is appointed and becomes the permanent Chief Executive Officer of CyrusOne) (y) Employer terminates the Term for any reason other than those set forth in Sections 9(a), (b) or (c) or (z) Employee terminates the Term by resigning with Good Reason (as defined below), the Sign-On Award shall vest in full (to the extent not previously vested) and, provided Employee provides the Transition Services, Employee shall remain eligible to continue receiving the compensation provided for in Sections 4(a) and 4(b) through the Interim Period End Date (without regard to any reduction that would constitute Good Reason).

(e)          Voluntary Resignation by Employee without Good Reason.  Employee may resign without Good Reason upon sixty (60) days’ prior written notice to Employer.  In the event of a resignation under this Section 9(e), the Term shall terminate and Employee shall be entitled only to the Accrued Obligations and the Pro-Rata Bonus.  For the avoidance of doubt, upon such a termination, the Sign-On Award shall be forfeited.

  (f)          Good Reason Defined. “Good Reason” means, without Employee’s consent, (i)  a diminution in Employee’s title, duties, position or responsibilities or a requirement that Employee report to anyone other than directly to the Board, (ii) a requirement that Employee be based in any particular location (other than travel contemplated by Section 3(d)), (iii) any reduction in Employee’s Base Salary or Bonus opportunity or (iv) any other material breach of a material provision of this Agreement by Employer or the CyrusOne Group; provided, that none of the foregoing events shall constitute Good Reason unless (x) Employee provides written notice to Employer of the event that constitutes Good Reason within thirty (30) days of Employee first having actual knowledge of such event, (y) Employer fails to cure such event within fifteen (15) days after receipt from Employee of such written notice, and (z) Employee resigns for Good Reason within forty-five (45) days of Employee first having actual knowledge of the occurrence of such event.  In addition, Employee will not have Good Reason as a result of the appointment of a permanent successor Chief Executive Officer of CyrusOne and such individual assuming such position.

  (g)          Section 9 Payments and Release.  Upon termination of the Term as a result of an event of termination described in this Section 9 and except for Employer’s payment of the Accrued Obligations and other amounts described in this Section 9, all further compensation under this Agreement shall terminate.  Employee further agrees that as a condition precedent to Employee’s receipt of payments and benefits under this Section 9 (other than the Accrued Obligations), upon the request of Employer and by a reasonable deadline set by Employer (to ensure that payments can be made by the dates specified in this Section 9 following the expiration of the time for revocation of the Release (as defined below) as permitted by law), Employee shall (i) execute a separation agreement that sets forth (A) the date of Employee’s termination and the effect of his termination under the compensation and benefit plans of the CyrusOne Group, (B) the compensation and benefits to be received under this Agreement and any conditions to their receipt provided for in this Agreement, (C) covenants requiring Employee to maintain the confidentiality of the CyrusOne Group’s confidential information and to return any property of the CyrusOne Group and (D) a release of claims in the form attached as Exhibit A hereto (subject to updates to the extent necessary to reflect changes in applicable law) (the “Release”) and (ii) execute and not revoke the Release.

(g)          Additional Terms.  To the extent provided below, the following provisions apply under this Section 9 and the other provisions of the Agreement.

 (i)          “Accrued Obligations” shall mean (A) any Base Salary accrued through the date of termination, (B) any Bonus earned but not yet paid for the year preceding the year in which the termination occurs, subject to certification by the Compensation Committee of any performance goals applicable to such bonus, (C) reimbursement for any business expenses properly incurred prior to the date of termination and (D) any nonforfeitable amounts or benefits, including continuation and conversion rights, provided under any employee plan, not including any severance, separation pay or supplemental unemployment benefit plan, in accordance with the terms of such plan.

 (ii)         Employee shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of any payments or benefits under this Section 9, and the payments and benefits under this Section 9 shall not be offset by any compensation or other amounts received from any other source.

 (iii)         This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”).  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee and without requiring Employee’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.  The preceding provisions shall not be construed as a guarantee by Employer of any particular tax effect to Employee of the payments and other benefits under this Agreement.

 (A)          With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions:  (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

 (B)          If a payment obligation under this Agreement arises on account of Employee’s termination of employment and if such payment is “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1)) subject to Section 409A, the payment shall be paid only in connection with Employee’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)).  If a payment obligation under this Agreement arises on account of Employee’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while Employee is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h) and using the identification methodology selected by Employer from time to time), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Employee’s separation from service or, if earlier, within fifteen (15) days following Employee’s death.

10.          Withholdings.  All amounts payable under this Agreement will be subject to withholdings as required by law.

11.          Assignment.  All rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee.  Employer may elect to assign this Agreement, provided that such assignment, other than to a successor to Employer’s business that expressly adopts and agrees to be bound by this Agreement, shall not relieve Employer of its obligations under this Agreement, and Employer shall guarantee payment and performance of all such obligations by the assignee.

12.          Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

13.          Waiver.  No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith.  The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

14.          Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Texas and, to the extent applicable, Federal law, and the parties agree to submit to the jurisdiction of the state and Federal courts sitting in Dallas, Texas counties for all disputes not covered by Section 8.

15.          Entire Agreement.  This Agreement, together with the award agreement with respect to the Sign-On Award and the Equity Plan, contains the entire agreement of the parties with respect to Employee’s employment by Employer, and supersedes any and all prior agreements between or among the parties.  There are no other contracts, agreements, or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement or evidencing equity awards granted in respect of Board service. With respect to the Sign-On Award and any other equity awards granted to Employee in connection with his employment, (a) in the event of any conflict between the terms of this Agreement, on the one hand, and the terms of the Equity Plan and any award agreement (including the award agreement with respect to the Sign-On Award), on the other hand, the terms of the applicable award agreement shall govern, and (b) in the event of any conflict between the terms of this Agreement and the terms of the Equity Plan, the terms of this Agreement shall govern (other than any purported conflict relating to terms of the Equity Plan that would require shareholder approval to amend, in which case, the terms of the Equity Plan shall govern).

16.          Severability.  In case one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.

17.          Successors and Assigns.  Subject to the requirements of Section 11 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.

18.          Non-Disparagement.  At all times during the Term and thereafter, regardless of the reason for termination, Employee will not disparage the CyrusOne Group in any way which could adversely affect the goodwill, reputation, and business relationships of the CyrusOne Group with the public generally, or with any of their customers, suppliers, or employees, and Employer and the current members of the Board and the current senior executive officers of CyrusOne (the “Covered Individuals”) shall not make public statements in their respective official capacities that disparage Employee in any way which could adversely affect the reputation and business relationships of Employee with the public generally, or with any of his future employers. This Section 18 and any other non-disparagement covenant entered into by Employee and any member of the CyrusOne Group will not be violated by (i) truthful statements made in response to disparaging statements made by the other party about, as applicable, Employee, the CyrusOne Group or the applicable Covered Individual; (ii) truthful statements required to be made by law or legal process; (iii) truthful statements made in any dispute involving Employee and any member of the CyrusOne Group or the applicable Covered Individual, where such statements are relevant to such dispute; or (iv) non-public statements made in the ordinary course of performing services to the CyrusOne Group that Employee or the applicable Covered Individual, as applicable, reasonably believes to be in the best interests of the CyrusOne Group.

19.          Protected Rights.

  (a)          Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order.  Employee understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer.  In addition, Employee shall not be prohibited from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934 or otherwise for information provided to the SEC.

  (b)          The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Employer’s employees, contractors, and consultants for limited disclosures of Employer “trade secrets,” as defined by the Act. Specifically, Employer’s employees, contractors, and consultants may disclose trade secrets: (i) in confidence, either directly or indirectly, to a Federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (ii) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner:  (A) the individual may disclose the trade secret to his/her attorney, and (B) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

20.         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CYRUSONE MANAGEMENT SERVICES LLC,

by	/s/ Robert M. Jackson
	Name:	Robert M. Jackson
	Title:	Executive Vice President, General Counsel and Secretary

Date: August 13, 2021

EMPLOYEE,

by	/s/ David H. Ferdman
	Name:	David H. Ferdman

Date: August 15, 2021

Exhibit A

This Release Agreement (this “Release”) is made by and among David H. Ferdman (“Employee”) and CyrusOne Management Services LLC (“Employer”) as of the date set forth below in connection with the Transition and Separation Agreement dated _______, 202[2] (the “Separation Agreement”) between Employee and Employer and in association with Employee’s separation of employment from the CyrusOne Group (as defined in the Separation Agreement).  In consideration of the compensation and benefits to be paid in accordance with Section 9(d) of the Employment Agreement between Employer and Employee dated as of August 15, 2021 (the “Employment Agreement”) and which are described in the Separation Agreement (the “Separation Pay and Benefits”), which shall only be paid or provided to Employee if he executes this Release on or following the Termination Date (as defined in the Separation Agreement), and this Release becomes effective and irrevocable within sixty (60) days following the Termination Date, Employee hereby agrees to the following:

1.	General Release.

A.
Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them prior to or at the Termination Date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, Employee’s termination of employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”).  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and Chapter 21 of the Texas Labor Code, all as amended), and all claims for attorneys’ fees, costs and expenses.  Notwithstanding the broad terms of this release, Employee is not releasing (i) any claim or right to director and officer (D&O) insurance coverage for any acts arising prior to the Termination Date, (ii) any claim or rights arising under the Separation Agreement, (iii) any claim or rights to earned compensation or vested employees benefits, including the Accrued Obligations (as defined in the Employment Agreement), (iv) any rights as an equityholder of the Company or with respect to equity or vested incentive equity awards of the Company; and/or (v) any claim or right arising after the date Employee signs this Release.

B.
Notwithstanding the broad scope of the release set forth in this Section 1, this Release is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”).  Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or any right to seek or recover a monetary whistleblower award from Government Agencies as part of a government-administered whistleblower award program for providing information directly to  Government Agencies (a “Whistleblower Award”).  In addition, Employee shall not be prohibited, pursuant to this Release or the Separation Agreement, from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.

C.
Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Release and the Separation Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.

D.
Subject to Section 1.B above, Employee declares and represents that Employee intends this Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete.  Employee executes this Release with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.

E.
By execution of this Release, Employee represents that (a) Employee has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Employee by Employer, other than those specifically addressed in the Separation Agreement as payable following the Termination Date, (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute, and (c) Employee has not suffered any harassment, retaliation, employment discrimination, or work-related injury or illness while employed by Employer.

2.
Covenant Not to Sue.  Subject to Section 1.B above or as otherwise provided in this Release, Employee agrees that Employee is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Employee represents that, as of the date of Employee’s signing this Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any Government Agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf.  Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity.  Employee agrees not to assist, or otherwise participate in, any claims, cross-claims, third-party claims, demands, complaints, causes of action related in any way to the allegations that were or could have been made by Employee with respect to the claims and causes of action released as part of this Release, unless required to do so by law.

3.
Older Workers’ Benefit Protection Act.  This Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this Release.

A.	ADEA Release and Waiver. By entering into this Release, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the ADEA.

B.
Acknowledgments.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Release; (b) Employee has been advised in writing, by this Release, to consult with an attorney before executing this Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

C.
Time to Consider.  Employee has at least [21][45] days beginning on the Termination Date to consider whether or not to enter into this Release and return a signed copy to Employer (although Employee may elect not to use the full consideration period at Employee’s option) solely to satisfy the requirements of the Older Workers Benefit Protection Act.  Any change(s) made to this Release by the parties during the consideration period will not restart the running of the consideration period.  Employer’s offer of the Separation Pay and Benefits will expire at the end of the consideration period set forth in the Separation Agreement if this Release has not been executed at such time.

D.
Revocation Right.  For a period of seven (7) calendar days following Employee’s execution of this Release, Employee may revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA.  If Employee chooses to revoke the Release, Employee must deliver a written notice of revocation to Robert M. Jackson, Executive Vice President, General Counsel and Secretary at 2850 N. Harwood St. Suite 2200, Dallas, TX 75201, rjackson@cyrusone.com, with a copy to generalcounsel@cyrusone.com.  Any such revocation must be actually received by Employer within the Revocation Period or it will be null and void.  Because of Employee’s right to revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA, those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke.

E.
Effect of Revocation.  If Employee exercises Employee’s right to revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA or otherwise challenges this agreement under the OWBPA, the Separation Pay and Benefits shall be reduced to one thousand dollars ($1,000.00) in total and Employee shall not be entitled to the balance of the Separation Pay and Benefits as detailed in the Separation Agreement.  Employee acknowledges and agrees that the reduced Separation Pay and Benefits will constitute full and adequate consideration for Employee’s release of any and all non-ADEA claims in this Release as detailed in Section 1 above.

F.
Effective Date.  With the exception of the provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA, all other terms and conditions of this Release shall be binding and enforceable immediately upon Employee’s execution of this Release, and shall remain effective regardless of whether Employee revokes Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA.

G.
Preserved Rights of Employee.  This Release does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Release.  In addition, this Release does not prohibit Employee from challenging the validity of this Release’s waiver and release of claims under the ADEA.

4.
Consideration of Medicare’s Interests. Employee affirms, covenants, and warrants Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Separation Pay and Benefits is due under the Separation Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences of this paragraph apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Release. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

Accepted and Agreed to:

_____________________________________

Dated: _______________________________, 2021

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